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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               ------------------


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 3)


                               NORDSON CORPORATION
          ------------------------------------------------------------
                                (Name of issuer)


                        COMMON SHARES, WITHOUT PAR VALUE
          ------------------------------------------------------------
                         (Title of class of securities)


                                   655663 10 2
          ------------------------------------------------------------
                                 (CUSIP number)








         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

           / /   Rule 13d-1(b)
           / /   Rule 13d-1(c)
           /X/   Rule 13d-1(d)
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----------------------                                         -----------------
CUSIP No.  655663 10 2                13G                      Page 2 of 5 Pages
----------------------                                         -----------------

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1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          DAVID W. IGNAT
--------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) / /
                                                                     (b) / /

          NOT APPLICABLE
--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA
--------------------------------------------------------------------------------

                            5        SOLE VOTING POWER
                                                                    1,670,488
        NUMBER OF         ------------------------------------------------------
          SHARES
       BENEFICIALLY         6        SHARED VOTING POWER
         OWNED BY                                                        NONE
           EACH           ------------------------------------------------------
         REPORTING
        PERSON WITH         7        SOLE DISPOSITIVE POWER
                                                                    1,670,488
                          ------------------------------------------------------
                            8        SHARED DISPOSITIVE POWER
                                                                         NONE
--------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,670,488
--------------------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            / /

--------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.1%
--------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------
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                                  SCHEDULE 13G

Item 1(a).            Name of Issuer:

                      Nordson Corporation


Item 1(b).            Address of Issuer's Principal Executive Offices:

                      28601 Clemens Road
                      Westlake, Ohio 44145


Item 2(a).            Name of Person Filing:

                      David W. Ignat


Item 2(b).            Address of Principal Business Office:

                      190 Burnt Hill Road
                      Ripton, Vermont 05766


Item 2(c).            Citizenship:

                      United States of America


Item 2(d).            Title of Class of Securities:

                      Common Shares, without par value


Item 2(e).            CUSIP Number:

                      655663 10 2


Item 3.               Rules 13d-1(b), or 13d-2(b) or (c):

                      Not Applicable


Item 4.               Ownership:

                      a)   Amount beneficially owned: 1,670,488 shares

                      b)   Percent of class: 5.1%

                      c)   Number of shares as to which such person has:

                              (i) Sole power to vote or to direct the vote: 1,670,488
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                              (ii)        Shared power to vote or to direct the
                                          vote: None

                              (iii) Sole power to dispose or to direct the disposition of: 1,670,488

                              (iv) Shared power to dispose or to direct the disposition of: None


Item 5.               Ownership of Five Percent or Less of a Class:

                      Not Applicable


Item 6.               Ownership of More than Five Percent on Behalf of
                      Another Person:

                      Not Applicable


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

                      Not Applicable


Item 8.               Identification and Classification of Members of the
                      Group:

                      Not Applicable


Item 9.               Notice of Dissolution of Group:

                      Not Applicable


Item 10.              Certification:

                      Not Applicable
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 12, 2001


                                                /s/ David W. Ignat
                                                --------------------------------
                                                David W. Ignat